UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EURASIA ENERGY LIMITED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0414501 (I.R.S. Employer Identification No.)

Downiehills, Blackhills, Peterhead
Aberdeenshire, AB42 3LB, U.K., Scotland
(Address of Principal Executive Offices and Zip Code)

2006 Stock Option Plan
(Full title of the plan(s))

Gerald R. Tuskey, Personal Law Corporation
Suite 1000, 409 Granville Street
Vancouver, British Columbia, Canada  V6C 1T2
(Name and address of agent for service)

604-681-9588
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Gerald R. Tuskey
Gerald R. Tuskey, Personal Law Corporation
Suite 1000, 409 Granville Street, Vancouver, British Columbia, Canada  V6C 1T2
Telephone:  604.681-9588
Facsimile:  604.688-4933

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed Maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0005 per share	2,000,000 shares	$3.00 (2)	$6,000,000	$642.00

(1)

Pursuant to Rule 416(c), this Registration Statement also registers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the 2006 Stock Option Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this registration statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2006 Stock Option Plan.  A copy of the 2006 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8.  The form of Stock Option Agreement for use under the 2006 Stock Option Plan is attached as Exhibit 4.2 to this Form S-8.

This registration statement relates to a maximum of 2,000,000 common shares in the capital of our company issuable upon the exercise of options granted under the 2006 Stock Option Plan.

Item 2.  Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).  Requests should be directed to the Corporate Secretary, Eurasia Energy Limited.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.

The description of our common stock contained in the Registration Statement on Form SB-2/A (SEC file number 333-117423), filed with the Securities and Exchange Commission on August 19, 2004, including all amendments and reports for the purpose of updating such description.

2.

Our Annual Report for the year ended December 31, 2005 on Form 10-KSB, filed on March 30, 2006.

3.

Our Current Report on Form 8-K, filed on April 6, 2006.

4.

Our Current Report on Form 8-K, filed on February 15, 2006.

5.

Our Current Report on Form 8-K, filed on January 12, 2006.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment indicating that all of the securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide, without charge, to each person to whom a copy the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).  Requests should be directed to the President, Eurasia Energy Limited, Downiehills, Blackhills, Peterhead Aberdeenshire, AB42 3LB, U.K., Scotland.  Our telephone number is +44 (0) 7881 814431.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The audited financial statements for our company for the fiscal year ended December 31, 2005, which is incorporated by reference into this registration statement, are reliant on the report of Peterson Sullivan PLLC, an independent registered public accounting firm, as stated in their report therein, upon the authority of that firm as experts in auditing and accounting.

Mr. Bill Macdonald of Clark Wilson LLP has passed on the validity of the securities being offered hereby. Mr. Bill Macdonald was not hired on a contingent basis, nor will he receive a direct or indirect interest in the business of the Registrant. Mr. Macdonald is not, or will be, a promoter, underwriter, voting trustee, director, officer or employee of the Registrant.

Peterson Sullivan PLLC was not hired on a contingent basis, nor will they receive a direct or indirect interest in the business of the Registrant. Neither Peterson Sullivan PLLC nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of the Registrant.

Gerald R. Tuskey assisted the Registrant in the preparation of this Form S-8. Mr. Tuskey is the Chief Financial Officer and a director of the Registrant. Mr. Tuskey also provides legal related services to the Registrant through his law corporation, Gerald R. Tuskey, Personal Law Corporation. Mr. Tuskey is the registered and beneficial owner of 1,000,000 common shares of the Registrants. Additionally, Mr. Tuskey has been granted 500,000 incentive stock options. These options are exercisable at $3.00 per share until April 14, 2011.

Item 6.  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation which is not the case with our articles of incorporation.  Excepted from that immunity are:

(1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)

a transaction from which the director derived an improper personal profit; and

(4)

willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)

such indemnification is expressly required to be made by law;

(2)

the proceeding was authorized by our Board of Directors;

(3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of Eurasia Energy Limited, or is or was serving at the request of Eurasia Energy Limited as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of Eurasia Energy Limited -- except by reason of the fact that such officer is or was a director of Eurasia Energy Limited in which event this paragraph shall not apply-- in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Eurasia Energy Limited.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

4.1

2006 Stock Option Plan

4.2

2006 Stock Option Agreement

5.

Legal Opinion of Clark Wilson LLP

23.1

Consent of Clark Wilson LLP (included in Exhibit 5)

23.2

Consent of Independent Public Accountants (Peterson Sullivan PLLC)

Item 9.  Undertakings

(a)

We hereby undertake:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on April 25, 2006.

Eurasia Energy Limited

/s/Nicholas W. Baxter

/s/Gerald R. Tuskey

Nicholas W. Baxter,

Gerald R. Tuskey,

President, Chief Executive Officer and Director

Chief Financial Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature

Title

Date

/s/Nicholas W. Baxter_______

President, C.E.O.

April 25, 2006

Nicholas W. Baxter

and Director

/s/Gerald R. Tuskey________

C.F.O. and Director

April 25, 2006

Gerald R. Tuskey